Exhibit 10.39
Summary of Director and Executive Officer Compensation Arrangements
     In addition to the compensation arrangements filed as other exhibits to this annual report, EnPro Industries, Inc. (the “Company”) has the following compensation arrangements with its directors and named executive officers.
Compensation Arrangements for Directors
     EnPro Industries, Inc. (the “Company”) has an arrangement to pay non-employee members of the Company’s board of directors compensation for their service on the board. Each non-employee member of the Company’s board of directors receives an annual retainer of $63,000, $38,000 of which is paid in cash and $25,000 of which is paid in phantom shares of our common stock for the first 10 years of a director’s service on the board. In addition, each non-employee director receives $1,000 per meeting for each board and committee meeting attended (including telephonic meetings). Meeting fees are paid to any non-employee director who attends a committee meeting, even if the director does not serve on the committee. Each non-employee director who serves as a committee chairman also receives an additional $4,000 annually, and the non-executive chairman of the board receives an additional monthly fee of $15,000.
Compensation Arrangements for Named Executive Officers
     The Company’s chief executive officer and its four other most highly compensated executive officers, based on 2005 base salaries and bonuses (such five officers, the “named executive officers”), are all “at-will” employees who serve at the pleasure of the board of directors. The board of directors sets the annual base salary for each of the named executive officers and has the discretion to change the salary of any of the officers at any time. For 2006, the annual base salaries for the named executive officers are as follows:

Named Executive Officer	Base Salary
Ernest F. Schaub	$635,000
William Dries	$332,000
Richard L. Magee	$302,000
Richard C. Driscoll	$292,000
Wayne T. Byrne	$176,000